CONTACTS:
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Laura Rossi
InvestorRelations@amerantbank.com
(305) 460-8728

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Silvia M. Larrieu
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(305) 441-8414

AMERANT REPORTS FIRST QUARTER 2022 NET INCOME OF $16.0 MILLION OR DILUTED EARNINGS PER SHARE OF $0.45

CORAL GABLES, FLORIDA, April 20, 2022. Amerant Bancorp Inc. (NASDAQ: AMTB) (the “Company” or “Amerant”) today reported net income attributable to the Company of $16.0 million in the first quarter of 2022, or $0.45 per diluted share, a decrease compared to net income attributable to the Company of $65.5 million, or $1.77 per diluted share, in the fourth quarter of 2021, which included the sale of the Company’s headquarter building, and an increase compared to the net income attributable to the Company of $14.5 million, or $0.38 per diluted share, in the first quarter of 2021.
Core Pre-Provision Net Revenue (“Core PPNR”)1 was $17.9 million in the first quarter of 2022, a decrease from $18.9 million in the fourth quarter of 2021, and an increase from $15.8 million in the first quarter of 2021. Return on assets (“ROA”) and return on equity (“ROE”) were 0.84% and 8.10%, respectively, in the first quarter of 2022, compared to 3.45% and 32.04%, respectively, in the fourth quarter of 2021, and 0.76% and 7.47%, respectively, in the first quarter of 2021.

Financial Highlights:

•Total gross loans were $5.72 billion up $153.6 million, or 2.8%, compared to $5.57 billion in 4Q21; average yield increased to 4.16% in 1Q22 from 4.10% in 4Q21.

•Sold $57.3 million in loans from NYC available for sale portfolio; $68.6 million in available for sale loans remain as of March 31, 2022. The NYC loan portfolio decreased to $373.0 million as of March 31, 2022, down by $118 million from December 31, 2021.

•Total deposits as of 1Q22 were $5.69 billion, up $60.8 million compared to $5.63 billion in 4Q21.

•Core deposits were $4.44 billion, up $150.4 million, or 3.5%, compared to 4Q21.

1 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP.

•Average cost of total deposits decreased to 0.38% in 1Q22 from 0.41% in 4Q21.

•Non-interest bearing to total deposits increased to 23.2% of total deposits compared to 21.0% for 4Q21.

•Released $10.0 million from the allowance for loan losses (“ALL”) during the first quarter of 2022, compared to a release of $6.5 million in the fourth quarter of 2021.

•Repaid $180.0 million in short-term FHLB advances and borrowed $350.0 million in longer-term advances to extend duration.

•AUM totaled $2.13 billion, down $91.7 million, or 4.1%, from 4Q21, reflective of market decline in value.

•Noninterest income was $14.0 million, down 81.9% from $77.3 million in 4Q21, as the fourth quarter of 2021 included a $62.4 million gain on the sale of the Company’s headquarters building.

•Noninterest expense was $60.8 million, up 10.4% from $55.1 million in 4Q21, as the first quarter of 2022 included $6.6 million in non-recurring noninterest expense charges, including $4.0 million of estimated contract termination costs.

“We are pleased to report solid loan and deposit growth in the quarter, which reflects the increasing momentum we have toward achieving our end goal of becoming a top quartile performing community bank” said Jerry Plush, Vice Chairman, President and CEO. “We continued to make significant progress in the transformation of Amerant. Our first quarter results reflect a number of non-recurring items, many of these resulting from positive steps taken to generate greater value for our shareholders in coming quarters.”

Significant Actions:

•Changes in the Board of Directors, which included the appointment of four new board members, all of whom live in our footprint, and the retirement of two long-time board members.

•Completed the private placement of $30 million of 4.25% fixed-to-floating rate subordinated notes due 2032, considered as tier 2 capital.

•Repurchased a total of 1.6 million shares under authorized buyback programs.

•Paid a cash dividend of $0.09 per share on February 28, 2022 and declared a $0.09 per share cash dividend on April 13, 2022 to be paid on May 31, 2022.

•Reduced headcount by 80 FTEs as per our agreement with FIS; total bank only FTEs were 598 as of March 31, 2022.

•Initiated the reorganization of lines of business to focus on commercial banking and consumer banking separately to drive performance in the geographies we serve.

•Joined the USDF Consortium as the 7th bank to join the association formed to provide a base source for banks' digital asset & blockchain strategies; continue to evaluate numerous fintech solutions.

•Launched Employee Stock Purchase Program (“ESPP”), subject to shareholders approval at the Company’s Annual meeting.

•Hired a new head of retail banking.

•Entered into a multi-year agreement to drive our equipment financing business; this partnership provides an efficient white label solution to drive sales and provide underwriting capabilities.

•Issued the Company’s first Environmental, Social and Governance (“ESG”) report on April 15, 2022 demonstrating its commitment to sustainability.

•Announced a multi-year partnership with the University of Miami athletics, making Amerant the “Official Hometown Bank” of the Miami Hurricanes.

Summary Results

The summary results of the first quarter ended March 31, 2022 were as follows:

•Net income attributable to Amerant was $16.0 million in the first quarter of 2022, down 75.6% from $65.5 million in the fourth quarter of 2021, and up 10.3% from $14.5 million in the first quarter of 2021. Core net income1 was $22.2 million in the first quarter of 2022 compared to $19.3 million in the fourth quarter of 2021, and compared to core net income of $12.6 million in the first quarter of 2021.

•Net Interest Income (“NII”) was $55.6 million, down 0.2% from $55.8 million in the fourth quarter of 2021, and up 17.0% from $47.6 million in the first quarter of 2021. Net interest margin (“NIM”) was 3.18% in the first quarter of 2022, up 1 basis point from 3.17% in the fourth quarter of 2021, and up 52 basis points from 2.66% in the first quarter of 2021.

•Amerant released $10.0 million from the allowance for loan losses during the first quarter of 2022, compared to a release of $6.5 million in the fourth quarter of 2021. No provision for loan losses was recorded in the first quarter of 2021. The ratio of allowance for loan losses to total loans held for investment was 1% as of March 31, 2022, compared with 1.29% as of December 31, 2021, and 1.93% as of March 31, 2021. The ratio of net charge-offs to average total loans held for investment in the first quarter of 2022 was 0.29% compared to 0.52% in the fourth quarter of 2021, and zero net charge offs in the first quarter of 2021.

•Non-interest income was $14.0 million in the first quarter of 2022, down 81.9% from $77.3 million in the fourth quarter of 2021, as the fourth quarter of 2021 included a $62.4 million gain on the sale of the Company’s headquarters building, and slightly down 1.0% from $14.2 million in the first quarter of 2021.

•Non-interest expense was $60.8 million, up 10.4% from $55.1 million in the fourth quarter of 2021 and up 39.4% from $43.6 million in the first quarter of 2021, as the first quarter of 2022 included $6.6 million in non-recurring charges, inclusive of $4.0 million on estimated contract termination costs.

•The efficiency ratio was 87.3% in the first quarter of 2022, compared to 41.4% in the fourth quarter of 2021, and 70.7% in the first quarter of 2021. Core efficiency ratio1 was 76.4% in the first quarter of 2022, compared to 75.0% in the fourth quarter of 2021, and 73.4% in the first quarter of 2021.

•Total gross loans, which include loans held for sale, were $5.72 billion at the close of the first quarter of 2022, up $153.6 million, or 2.8%, compared to the close of the fourth quarter of 2021. Total deposits were $5.69 billion at the close of the first quarter of 2022, up by $60.8 million, or 1.08%, compared to the close of the fourth quarter of 2021, and slightly up by $13.6 million, or 0.2%, compared to the close of the first quarter 2021.

•Stockholders’ book value per common share attributable to the Company was $21.82 at March 31, 2022, compared to $23.18 at December 31, 2021, and $20.70 at March 31, 2021. Tangible stockholders’ book value (“TBV”)1 per common share was $21.15 as of March 31, 2022, compared to $22.55 at December 31, 2021, and $20.13 at March 31, 2021.

Credit Quality
The ALL was $56.1 million at the close of the first quarter of 2022, compared to $69.9 million at the close of the fourth quarter of 2021, and $110.9 million at the close of the first quarter of 2021. The Company released $10.0 million from the ALL in the first quarter of 2022, compared to a release of $6.5 million in the fourth quarter of 2021. No provision for loan losses was recorded in the first quarter of 2021. The ALL release during the first quarter of 2022 was primarily attributed to improved macro-economic conditions and loan upgrades, as well as payoffs and pay-downs of non-performing loans and special mention loans, partially offset by additional reserves requirements for charge-offs, loan growth and two loans downgraded to non-performing during the period. During the first quarter of 2022, the $14.1 million ALL associated with the COVID-19 pandemic was reduced to $4.9 million reflecting the improved macro-economic conditions, while still taking into account impact for supply chain disruptions, inflationary pressures and labor shortages prevalent in the current economic environment.

Net charge-offs during the first quarter of 2022 totaled $3.8 million, compared to $7.0 million in the fourth quarter of 2021 and zero net charge offs in the first quarter of 2021. Charge-offs during the period were primarily due to $3.3 million in two commercial loans and $1.0 million in consumer loans, offset by $0.5 million in recoveries.

Classified and special mention loans decreased 5.6% and 51.2%, respectively, compared to the fourth quarter of 2021, and decreased 46.9% and 67.0%, respectively, compared to the first quarter of 2021. The decrease in classified loans was primarily due to $12.9 million in payoffs. The decrease in special mention loans was primarily due to the upgrade of one CRE loan totaling $24.9 million.

Non-performing assets totaled $56.7 million at the end of the first quarter of 2022, a decrease of $2.8 million or 4.7%, compared to the fourth quarter of 2021, and $33.2 million, or 37.0%, compared to the first quarter of 2021, due to the decrease in classified loans as mentioned above. The ratio of non-performing assets to total assets at the end of the first quarter of 2022 was 73 basis points, down 5 basis points from 78 basis points in the fourth quarter of 2021 and 43 basis points from 116 basis points in the first quarter of 2021, respectively. In the first quarter of 2022, the ratio of ALL to non-performing loans decreased to 119.34%, from 140.41% at December 31, 2021 and decreased from 123.92% at the close of the first quarter of 2021.

Loans and Deposits
Total loans, including loans held for sale, as of March 31, 2022 were $5.72 billion, up $153.6 million, or 2.8%, compared to December 31, 2021. Loans held for sale totaled $85.7 million and $158.1 million as of March 31, 2022 and December 31, 2021, respectively. There were $1.0 million in loans held for sale in the first quarter of 2021. Loans held for sale include $17.1 million primarily in residential mortgage loans originated for sale, and $68.6 million New York loans held for sale. In the first quarter of 2022, the Company completed the sale of $57.3 million in loans held for sale related to the New York portfolio, at par value. Despite the sale of the NY portfolio and other recorded paydowns, net loan growth was driven by sales efforts in CRE and C&I during the quarter. This growth was also complemented with some purchases performed under the indirect lending program.

Total deposits as of March 31, 2022 were $5.69 billion, up $60.8 million, or 1.1%, compared to December 31, 2021. The quarter-over-quarter increase in total deposits was primarily attributable to an increase in customer transaction account balances of $198.1 million, or 4.7%, compared to December 31, 2021, with non-interest bearing deposits, interest-bearing demand and savings and money market growth contributing $135.0 million, $49.2 million and $13.8 million to such growth, respectively. Offsetting the increase in total deposits was a reduction of $89.6 million, or 6.7%, in time deposits. Customer CDs compared to the prior quarter decreased $97.2 million, or 9.3% as the Company continued to focus on increasing core deposits and emphasizing multi-product relationships versus single product higher-cost CDs. Brokered time deposits remain somewhat flat for the first quarter of 2021.

Core deposits, which consist of total deposits excluding all time deposits, as of March 31, 2022 were $4.4 billion, an increase of $150.4 million or 3.5%, compared to December 31, 2021, and $647.5 million, or 17.1% compared to March 31, 2021. The $4.4 billion in core deposits includes interest-bearing demand deposits of $1.5 billion and savings and money market deposits of $1.6 billion, which remained flat from December 31, 2021, as well as noninterest bearing demand deposits of $1.3 billion, which increased from $1.2 billion as of December 31, 2021. Domestic deposits totaled $3.2 billion, slightly up $42.9 million, or 1.4%, compared to December 31, 2021, while foreign deposits totaled $2.5 billion, slightly up $18.0 million, or 0.7%, compared to December 31, 2021, primarily driven by our efforts to grow deposits from customers in other countries other than Venezuela.

Net Interest Income and Net Interest Margin

First quarter 2022 NII was $55.6 million, flat from $55.8 million in the fourth quarter of 2021 and up $8.1 million, or 16.98%, from $47.6 million in the first quarter of 2021. NIM was 3.18% in the first quarter of 2022, up 1 basis point from 3.17% in the fourth quarter of 2021, and up 52 basis points from 2.66% in the first quarter of 2021. During the first quarter of 2022 the Company repaid $180.0 million in short-term FHLB advances and borrowed $350.0 million in longer-term advances to extend the duration of this portfolio. With these actions the Company effectively increased the duration of financial liabilities under a scenario of an imminent increase in interest rates.

The year-over-year increase in NII was primarily driven by higher average yields on loans and available for sale securities, lower average balances and rates on customer CDs, lower balances in brokered time deposits and lower money market deposit costs as well as lower balances in FHLB advances. Partially offsetting the year-over-year increase in NII were lower balances on loans and available for sale securities, as well as higher costs in interest bearing deposits, brokered time deposits, FHLB advances, and the cost of the new subordinated debt.

Noninterest income
In the first quarter of 2022, noninterest income was $14.0 million, down $63.3 million, or 81.9%, from $77.3 million in the fourth quarter of 2021. The decrease was primarily driven by the absence of the $62.4 million gain on the sale of the Company’s headquarters building recorded in the fourth quarter of 2021. Contributing to the decrease were also net losses on the early extinguishment of FHLB advances, lower income from brokerage, advisory and fiduciary activities, net unrealized losses on derivatives valuation, as well as decreased mortgage banking income. Record fee income from client derivatives as well as net securities gains partially offset the aforementioned decrease in noninterest income.

Noninterest income slightly decreased $0.1 million, or 0.97%, in the first quarter of 2022 from $14.2 million in the first quarter of 2021. The year-over-year decrease in noninterest income was primarily driven by lower net gains on securities and net losses on the early extinguishment of FHLB advances. The decrease was mostly offset by an increase in derivative client income, deposit and service fees and other income from mortgage banking.
During the first quarter of 2022, Amerant Mortgage (“AMTM”) solidified its wholesale team and launched its construction loan program to help drive future revenues. In the first quarter of 2022, AMTM received 292 applications and funded 156 loans totaling $91.1 million. Total mortgage loans held for sale were $17.1 million as of March 31, 2022. On March 31, 2022, the Company increased its ownership interest in AMTM from 51% to 57.4% to meet Fannie Mae’s required capital guidelines.
The Company’s assets under management and custody (“AUM”) totaled $2.1 billion as of March 31, 2022, decreasing $91.7 million, or 4.1%, from $2.2 billion as of December 31, 2021, and increasing $110.5 million, or 5.5% from $2.0 billion as of March 31, 2021. The quarter-over-quarter decrease in AUM was primarily driven by lower market valuations, though Amerant’s advisory portfolios performed relatively well compared to the overall market drop as the decrease in market value was partially offset by an increase of $12.1 million in net new assets.

The year-over-year increase in AUM was primarily driven by increased market value as well as net new assets of $114.7 million that were recorded in the last twelve months, attributed to the Company’s relationship-centric strategy.

Noninterest expense
First quarter of 2022 noninterest expense was $60.8 million, up $5.7 million, or 10.40%, from $55.1 million in the fourth quarter of 2021. The increase was primarily driven by estimated technology contract termination costs resulting from the upcoming transition to FIS supported systems and applications, as well as a valuation expense recorded on the change in fair value of NY loans held for sale. In addition, there were higher: (i) net rent expense related to the leasing of the Company’s headquarters building; (ii) advertising expenses related to build brand awareness; (iii) severance expenses in connection with the restructuring of business lines; and (iv) commissions paid primarily related to AMTM. These increases were partially offset by lower (i) salaries and variable compensation costs driven by a lower number of full-time-equivalent employees (“FTEs”) in 1Q22 compared to 4Q21 as a result of the Company’s agreement with FIS; (ii) legal fees; and (iii) depreciation and amortization expenses resulting from the sale of the Company’s headquarters building.

Noninterest expense in the first quarter of 2022, increased $17.2 million, or 39.4% compared to $43.6 million in the first quarter of 2021. The increase was primarily driven by the aforementioned reasons as well as higher total salaries and employee benefits primarily driven by higher long term incentive plan expenses, salaries and variable compensation as well as severance expenses; (ii) professional and other service fees primarily in connection with customer derivative transactions and services received from FIS, as well as the onboarding of the new firm as a result of outsourcing of the Company’s internal audit function.

In the first quarter of 2022, AMTM had noninterest expenses totaling $3.5 million, which includes $2.6 million in salaries and employee benefits, $0.9 million in residential mortgage loan operations, professional fees and other noninterest expenses.

The efficiency ratio was 87.29% in the first quarter of 2022, compared to 41.40% in the fourth quarter of 2021, and 70.67% in the first quarter of 2021. The quarter-over-quarter increase in the efficiency ratio was primarily driven by the absence of the gain on sale of the Company’s headquarters building recorded in the fourth quarter of 2021. The year-over-year increase in the efficiency ratio was primarily due to higher noninterest expenses as noted above. Core efficiency ratio1 increased to 76.36% in the first quarter of 2022 compared to 74.98% in the fourth quarter of 2021 and 73.35% in the first quarter of 2021, primarily driven by higher rent expense, advertising expenses and commissions paid, as previously described.

Amerant continues to work on increasing operating efficiencies. As of March 31, 2022, total FTEs reached 677 compared to 763 on December 31, 2021, primarily as a result of the Company’s agreement with FIS. Also, the Company is focused on further strengthening its business structure as evidenced by the larger percentage of team members in business generation roles than in support functions.

Capital Resources and Liquidity
The Company’s capital continues to be strong and well in excess of the minimum regulatory requirements to be considered “well-capitalized” at March 31, 2022.

Stockholders’ equity attributable to the Company totaled $749.4 million as of March 31, 2022, down $82.5 million, or 9.9%, from $831.9 million as of December 31, 2021, primarily driven by: (i) an aggregate of $54.8 million of Class A common stock repurchased in the first quarter of 2022, under the Class A repurchase programs launched in 2021 and 2022; (ii) an after-tax unrealized loss of $39.7 million in the market value of debt securities available for sale as a result of the increase of more than 100 basis points recorded in long term interest rates; and (iii) $3.2 million of dividends declared and paid by the Company in the first quarter of 2022. These decreases were partially offset by net income of $16.0 million in the first quarter of 2022.

Book value per common share decreased to $21.82 at March 31, 2022 compared to $23.18 at December 31, 2021 primarily driven by the unrealized loss of $39.7 million in the fair value of debt securities available for sale, which more than offset share repurchases and net income during the first quarter of 2022. TBV1 per common share decreased to $21.15 at March 31, 2022 compared to $22.55 at December 31, 2021.

Amerant’s liquidity position includes cash and cash equivalents of $276.2 million at the close of the first quarter of 2022, compared to $274.2 million as of December 31, 2021. Additionally, as of the end of the first quarter of 2022 and the fourth quarter of 2021 the Company, through its subsidiary Amerant Bank, had $1.3 billion and $1.4 billion, respectively, in available borrowing capacity with the FHLB.

1 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP.

First Quarter 2022 Earnings Conference Call

The Company will hold an earnings conference call on Thursday, April 21, 2022 at 9:00 a.m. (Eastern Time) to discuss its first quarter 2022 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the Company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc. (NASDAQ: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the second largest community bank headquartered in Florida. The Bank operates 24 banking centers – 17 in South Florida and 7 in the Houston, Texas area. For more information, visit investor.amerantbank.com.

FIS® and any associated brand names/logos are the trademarks of FIS and/or its affiliates.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” including statements including statements with respect to the Company's objectives, expectations and intention with respect to the Company’s objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “dedicated,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those relating to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2021 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including the three months ended March 31, 2022 and 2021, may not reflect our results of operations for our fiscal year ending, or financial condition as of December 31, 2022, or any other period of time or date.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “pre-provision net revenue (PPNR)”, “core pre-provision net revenue (Core PPNR)”, “core net income (loss)”, “core net income (loss) per share (basic and diluted)”, “core return on assets (Core ROA)”, “core return on equity (Core ROE)”, “core efficiency ratio”, and “tangible stockholders’ equity (book value) per common share”. This supplemental information is not required by, or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued in 2022, including the effect of non-core banking activities such as the sale of loans and securities, the valuation of securities, derivatives and loans held for sale, the sale of our corporate headquarters in the fourth quarter of 2021, and other non-recurring actions intended to improve customer service and operating performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our unaudited and audited consolidated financial statements.

(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Consolidated Balance Sheets
Total assets	$7,805,836	$7,638,399	$7,489,305	$7,532,844	$7,751,098
Total investments	1,324,969	1,341,241	1,422,738	1,359,240	1,375,292
Total gross loans (1)	5,721,177	5,567,540	5,478,924	5,608,548	5,754,838
Allowance for loan losses	56,051	69,899	83,442	104,185	110,940
Total deposits	5,691,701	5,630,871	5,626,377	5,674,908	5,678,079
Core deposits (2)	4,443,414	4,293,031	4,183,587	4,041,867	3,795,949
Advances from the FHLB and other borrowings	980,047	809,577	809,095	808,614	1,050,000
Senior notes	58,973	58,894	58,815	58,736	58,656
Subordinated notes (3)	29,156	—	—	—	—
Junior subordinated debentures	64,178	64,178	64,178	64,178	64,178
Stockholders' equity (4)(5)(6)(7)	749,396	831,873	812,662	799,068	785,014
Assets under management and custody (8)	2,129,387	2,221,077	2,188,317	2,132,516	2,018,870

	Three Months Ended
(in thousands, except percentages and per share amounts)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Consolidated Results of Operations
Net interest income	$55,645	$55,780	$51,821	$49,971	$47,569
(Reversal of) provision for loan losses	(10,000)	(6,500)	(5,000)	(5,000)	—
Noninterest income	14,025	77,290	13,434	15,734	14,163
Noninterest expense	60,818	55,088	48,404	51,125	43,625
Net income attributable to Amerant Bancorp Inc. (9)	15,950	65,469	17,031	15,962	14,459
Effective income tax rate	21.10%	23.88%	24.96%	22.65%	20.15%

Common Share Data
Stockholders' book value per common share	$21.82	$23.18	$21.68	$21.27	$20.70
Tangible stockholders' equity (book value) per common share (10)	$21.15	$22.55	$21.08	$20.67	$20.13
Basic earnings per common share	$0.46	$1.79	$0.46	$0.43	$0.38
Diluted earnings per common share (11)	$0.45	$1.77	$0.45	$0.42	$0.38
Basic weighted average shares outstanding	34,820	36,607	37,134	37,330	37,618
Diluted weighted average shares outstanding (11)	35,114	37,065	37,518	37,693	37,846
Cash dividend declared per common share (7)	$0.09	$0.06	$—	$—	$—

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Other Financial and Operating Data (12)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (13)	3.18%	3.17%	2.94%	2.81%	2.66%
Net income / Average total assets (ROA) (14)	0.84%	3.45%	0.90%	0.83%	0.76%
Net income / Average stockholders' equity (ROE) (15)	8.10%	32.04%	8.38%	8.11%	7.47%
Noninterest income / Total revenue (16)	20.13%	58.08%	20.59%	23.95%	22.94%

Capital Indicators (%)
Total capital ratio (17)	13.80%	14.56%	14.53%	14.17%	14.12%
Tier 1 capital ratio (18)	12.48%	13.45%	13.28%	12.92%	12.87%
Tier 1 leverage ratio (19)	10.67%	11.52%	11.18%	10.75%	10.54%
Common equity tier 1 capital ratio (CET1) (20)	11.55%	12.50%	12.31%	11.95%	11.90%
Tangible common equity ratio (21)	9.34%	10.63%	10.58%	10.35%	9.88%

Asset Quality Indicators (%)
Non-performing assets / Total assets (22)	0.73%	0.78%	1.24%	1.61%	1.16%
Non-performing loans / Total loans (1) (23)	0.82%	0.89%	1.51%	2.16%	1.56%
Allowance for loan losses / Total non-performing loans	119.34%	140.41%	100.84%	86.02%	123.92%
Allowance for loan losses / Total loans held for investment (1)	0.99%	1.29%	1.59%	1.86%	1.93%
Net charge-offs / Average total loans held for investment (24)	0.29%	0.52%	1.16%	0.12%	—%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	3.20%	2.90%	2.55%	2.67%	2.28%
Salaries and employee benefits / Average total assets	1.60%	1.65%	1.53%	1.61%	1.38%
Other operating expenses/ Average total assets (25)	1.60%	1.25%	1.02%	1.06%	0.90%
Efficiency ratio (26)	87.29%	41.40%	74.18%	77.80%	70.67%
Full-Time-Equivalent Employees (FTEs) (27)	677	763	733	719	731

	Three Months Ended
(in thousands, except percentages and per share amounts)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Core Selected Consolidated Results of Operations and Other Data (10)

Pre-provision net revenue (PPNR)	$9,928	$79,141	$17,485	$15,397	$18,107
Core pre-provision net revenue (Core PPNR)	$17,869	$18,911	$18,297	$16,934	$15,765
Core net income	$22,216	$19,339	$17,669	$17,199	$12,589
Core basic earnings per common share	0.64	0.53	0.48	0.46	0.33
Core earnings per diluted common share (11)	0.63	0.52	0.47	0.46	0.33
Core net income / Average total assets (Core ROA) (14)	1.17%	1.02%	0.93%	0.90%	0.66%
Core net income / Average stockholders' equity (Core ROE) (15)	11.28%	9.46%	8.69%	8.74%	6.50%
Core efficiency ratio (28)	76.36%	74.98%	72.95%	74.45%	73.35%

__________________
(1) Total gross loans include loans held for investment net of unamortized deferred loan origination fees and costs. In addition, at March 31, 2022, December 31, 2021, September 30, 2021 and March 31, 2021, total loans include $68.6 million, $143.2 million, $219.1 million and $1.0 million, respectively, in loans held for sale carried at the lower of cost or estimated fair value. During the first quarter of 2022 and the fourth quarter of 2021, the Company sold approximately $57.3 million and $49.4 million, respectively, in loans held for sale carried at the lower of cost or estimated fair value related to the NY portfolio. In addition, as of March 31, 2022, December 31, 2021, September 30, 2021 and June 30, 2021, total loans include $17.1 million, $14.9 million, $5.8 million and $1.8 million, respectively, primarily in mortgage loans held for sale carried at fair value.
(2)     Core deposits consist of total deposits excluding all time deposits.
(3)     On March 9, 2022, the Company completed a $30.0 million offering of subordinated notes with at 4.50% fixed-to-floating rate and due in March 15, 2032 (the “Subordinated Notes”). The Subordinated Notes will initially bear interest at a fixed rate of 4.25% per annum, from and including March 9, 2022, to but excluding March 15, 2027, with interest payable semi-annually in arrears. From and including March 15, 2027, to but excluding the stated maturity date or early redemption date, the interest rate will reset quarterly to an annual floating rate equal to the then-current benchmark rate, which will initially be the three-month Secured Overnight Financing Rate (“SOFR”) plus 251 basis points, with interest during such period payable quarterly in arrears. If three-month SOFR cannot be determined during the applicable floating rate period, a different index will be determined and used in accordance with the terms of the Notes. Subordinated notes are presented net of direct issuance costs which are deferred and amortized over 10 years. The Subordinated Notes have been structured to qualify as Tier 2 capital of the Company for regulatory capital purposes, and rank equally in right of payment to all of our existing and future subordinated indebtedness.
(4) In the first quarter of 2022, the Company repurchased an aggregate of 652,118 shares of Class A common stock at a weighted average price of $33.96 per share, under the Class A common stock repurchase program launched in 2021 (the “Class A Common Stock Repurchase Program”). The aggregate purchase price for these transactions was approximately $22.1 million, including transaction costs. On January 31, 2022, the Company announced the completion of the Class A Common Stock repurchase program. In addition, in the first quarter of 2022, the Company announced the launching of a new repurchase program pursuant to which the Company may purchase, from time to time, up to an aggregate amount of $50 million of its shares of Class A common stock (the “New Class A Common Stock Repurchase Program”). In the first quarter of 2022, the Company repurchased an aggregate of 991,362 shares of Class A common stock at a weighted average price of $32.96 per share, under the new Class A Common Stock Repurchase Program. The aggregate purchase price for these transactions was approximately $32.7 million, including transaction costs. As of April 6, 2022, the Company has repurchased an additional 121,146 shares of Class A common stock at weighted average price of $31.02 under the New Class A Common Stock Repurchase Program. The aggregate purchase price for these transactions was approximately $3.8 million, including transaction costs.

(5)     In the fourth quarter of 2021, the Company’s shareholders approved a clean-up merger, previously announced by the Company, pursuant to which a subsidiary of the Company merged with and into the Company (the “Merger”). Under the terms of the Merger, each outstanding share of Class B common stock was converted to 0.95 of a share of Class A common stock. In addition, any shareholder who owned fewer than 100 shares of Class A common stock upon completion of the Merger, received cash in lieu of Class A common stock. There were no authorized or outstanding Class B common stock at December 31, 2021. Furthermore, in connection with the Merger, the Company’s Board of Directors authorized the Class A Common Stock Repurchase Program which provided for the potential to repurchase up to $50 million of shares of Class A common stock. In the fourth quarter of 2021, the Company repurchased an aggregate of 1,175,119 shares of Class A common stock for an aggregate purchase price of $36.3 million, including $27.9 million repurchased under the Class A Common Stock Repurchase Program and $8.5 million shares cashed out in accordance with the terms of the Merger. The total weighted average market price of these transactions was $30.92 per share.
(6) On March 10, 2021, the Company’s Board of Directors approved a stock repurchase program which provided for the potential repurchase of up to $40 million of shares of the Company’s Class B common stock (the “ Class B Common Stock Repurchase Program”). In the third, second and first quarters of 2021, the Company repurchased an aggregate of 63,000, 386,195 and 116,037 shares of Class B common stock, respectively, at a weighted average price per share of $18.55, $16.62 and $15.98, respectively, under the Class B Common Stock Repurchase Program. In the third quarter of 2021, the Company’s Board of Directors terminated the Class B Common Stock Repurchase Program.
(7)     In the first quarter of 2022 and fourth quarter of 2021, the Company’s Board of Directors declared a cash dividend of $0.09 per share of the Company’s common stock and $0.06 per share of the Company’s common stock, respectively. The dividend declared in the first quarter of 2022 was paid on February 28, 2022 to shareholders of record at the close of business on February 11, 2022. The dividend declared in the fourth quarter of 2021 was paid on or before January 15, 2022 to holders of record as of December 22, 2021. The aggregate amount paid in connection with these dividends in the first quarter of 2022 and the fourth quarter of 2021 was $3.2 million and $2.2 million, respectively.
(8) Assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
(9) In the three months ended March 31, 2022, December 31, 2021, September 30, 2021 and June 30, 2021, net income exclude losses of $1.1 million, $1.2 million, $0.6 million, $0.8 million, respectively, attributable to a 49% minority interest of Amerant Mortgage LLC. There was no minority interest at March 31, 2021. Beginning March 31, 2022, the minority interest share changed from 49% to 42.6%. This change had no impact to the Company’s financial condition or results of operations as of and for the first quarter ended March 31, 2022.
(10)This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(11) In all the periods shown, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance share units. For all other periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(12) Operating data for the periods presented have been annualized.
(13) NIM is defined as NII divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(14)Calculated based upon the average daily balance of total assets.
(15)    Calculated based upon the average daily balance of stockholders’ equity.
(16)    Total revenue is the result of net interest income before provision for loan losses plus noninterest income.
(17)    Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
(18)    Tier 1 capital divided by total risk-weighted assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at each of all the dates presented.
(19)    Tier 1 capital divided by quarter to date average assets.
(20)CET1 capital divided by total risk-weighted assets.
(21)    Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangible assets consist of, among other things, mortgage servicing rights and are included in other assets in the Company’s consolidated balance sheets.
(22)Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans, restructured loans that are considered “troubled debt restructurings” or “TDRs”, and OREO properties acquired through or in lieu of foreclosure.
(23)Non-performing loans include all accruing loans past due by 90 days or more, all nonaccrual loans and restructured loans that are considered TDRs.
(24)Calculated based upon the average daily balance of outstanding loan principal balance net of unamortized deferred loan origination fees and costs, excluding the allowance for loan losses. During the first quarter of 2022, and the fourth, third and second quarters of 2021, there were net charge offs of $3.8 million, $7.0 million, $15.7 million, $1.8 million and $5.9 million, respectively. In the first quarter of 2021, there were zero net charge offs. During the first quarter of 2022, the Company charged-off $3.3 million in two commercial loans, including $2.5 million related to a nonaccrual loan paid off during the period. During the fourth quarter of 2021, the Company charged-off an aggregate of $4.2 million related to various commercial loans and $1.8 million related to one real estate loan. During the third quarter of 2021, the Company charged-off $5.7 million against the allowance for loan losses as result of the deterioration of one commercial loan relationship.
(25)Other operating expenses is the result of total noninterest expense less salary and employee benefits.

(26)Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and NII.
(27)As of March 31, 2022, December 31, 2021, September 30, 2021 and June 30, 2021, includes 79, 72, 52 and 38 FTEs for Amerant Mortgage LLC, respectively. In addition, effective January 1, 2022, there were 80 employees who are no longer working for the Company as a result of the new agreement with Fidelity National Information Services, Inc.(“FIS”).
(28)Core efficiency ratio is the efficiency ratio less the effect of restructuring costs and other adjustments, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, provision for (reversal of) loan losses, provision for income tax expense (benefit), the effect of non-core banking activities such as the sale of loans and securities, the valuation of securities, derivatives and loans held for sale, the sale and leaseback of our corporate headquarters in the fourth quarter of 2021, and other non-recurring actions intended to improve customer service and operating performance. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,
(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Net income attributable to Amerant Bancorp Inc.	$15,950	$65,469	$17,031	$15,962	$14,459
Plus: (reversal of) provision for loan losses	(10,000)	(6,500)	(5,000)	(5,000)	—
Plus: provision for income tax expense (1)	3,978	20,172	5,454	4,435	3,648
Pre-provision net revenue (PPNR)	9,928	79,141	17,485	15,397	18,107
Plus: non-routine noninterest expense items	6,574	1,895	758	4,164	240
Less: non-routine noninterest income items	1,367	(62,125)	54	(2,627)	(2,582)
Core pre-provision net revenue (Core PPNR)	$17,869	$18,911	$18,297	$16,934	$15,765

Total noninterest income	$14,025	$77,290	$13,434	$15,734	$14,163
Less: Non-routine noninterest income items:
Less: gain on sale of Headquarters building (1)	—	62,387	—	—	—
Derivatives losses, net	(1,345)	—	—	—	—
Securities gains (losses), net	769	(117)	(54)	1,329	2,582
Loss on early extinguishment of FHLB advances, net	(714)	—	—	(2,488)	—
(Loss) gain on sale of loans	(77)	(145)	—	3,786	—
Total non-routine noninterest income items	$(1,367)	$62,125	$(54)	$2,627	$2,582
Core noninterest income	$15,392	$15,165	$13,488	$13,107	$11,581

Total noninterest expenses	$60,818	$55,088	$48,404	$51,125	$43,625
Less: non-routine noninterest expense items
Restructuring costs (2):
Staff reduction costs (3)	765	26	250	3,322	6
Contract termination costs (4)	4,012	—	—	—	—
Legal and Consulting fees (5)	1,246	1,277	412	—	—
Digital transformation expenses	45	50	96	32	234
Lease impairment charge	14	—	—	810	—
Branch closure expenses (6)	33	542	—	—	—
Total restructuring costs	$6,115	$1,895	$758	$4,164	$240
Other non-routine noninterest expense items:
Loans held for sale valuation expense (7)	459	—	—	—	—
Total non-routine noninterest expense items	$6,574	$1,895	$758	$4,164	$240
Core noninterest expenses	$54,244	$53,193	$47,646	$46,961	$43,385

	Three Months Ended,
(in thousands, except percentages and per share amounts)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net income attributable to Amerant Bancorp Inc.	$15,950	$65,469	$17,031	$15,962	$14,459
Plus after-tax non-routine items in noninterest expense:
Non-routine items in noninterest expense before income tax effect	6,574	1,895	758	4,164	240
Income tax effect (8)	(1,387)	(478)	(229)	(897)	(48)
Total after-tax non-routine items in noninterest expense	5,187	1,417	529	3,267	192
Plus after-tax non-routine items in noninterest income:
Non-routine items in noninterest income before income tax effect	1,367	(62,125)	54	(2,627)	(2,582)
Income tax effect (8)	(288)	14,578	55	597	520
Total after-tax non-routine items in noninterest income	1,079	(47,547)	109	(2,030)	(2,062)
Core net income	$22,216	$19,339	$17,669	$17,199	$12,589

Basic earnings per share	$0.46	$1.79	$0.46	$0.43	$0.38
Plus: after tax impact of non-routine items in noninterest expense	0.15	0.04	0.02	0.09	0.01
Less: after tax impact of non-routine items in noninterest income	0.03	(1.30)	—	(0.06)	(0.06)
Total core basic earnings per common share	$0.64	$0.53	$0.48	$0.46	$0.33

Diluted earnings per share (9)	$0.45	$1.77	$0.45	$0.42	$0.38
Plus: after tax impact of non-routine items in noninterest expense	0.15	0.04	0.02	0.09	0.01
Less: after tax impact of non-routine items in noninterest income	0.03	(1.29)	—	(0.05)	(0.06)
Total core diluted earnings per common share	$0.63	$0.52	$0.47	$0.46	$0.33

Net income / Average total assets (ROA)	0.84%	3.45%	0.90%	0.83%	0.76%
Plus: after tax impact of non-routine items in noninterest expense	0.27%	0.07%	0.02%	0.17%	0.01%
Less: after tax impact of non-routine items in noninterest income	0.06%	(2.50)%	0.01%	(0.10)%	(0.11)%
Core net income / Average total assets (Core ROA)	1.17%	1.02%	0.93%	0.90%	0.66%

Net income / Average stockholders' equity (ROE)	8.10%	32.04%	8.38%	8.11%	7.47%
Plus: after tax impact of non-routine items in noninterest expense	2.63%	0.69%	0.26%	1.66%	0.10%
Less: after tax impact of non-routine items in noninterest income	0.55%	(23.27)%	0.05%	(1.03)%	(1.07)%
Core net income / Average stockholders' equity (Core ROE)	11.28%	9.46%	8.69%	8.74%	6.50%

Efficiency ratio	87.29%	41.40%	74.18%	77.81%	70.67%
Less: impact of non-routine items in noninterest expense	(9.43)%	(1.43)%	(1.16)%	(6.34)%	(0.39)%
Plus: impact of non-routine items in noninterest income	(1.50)%	35.01%	(0.07)%	2.98%	3.07%
Core efficiency ratio	76.36%	74.98%	72.95%	74.45%	73.35%

	Three Months Ended,
(in thousands, except percentages, share data and per share amounts)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Stockholders' equity	$749,396	$831,873	$812,662	$799,068	$785,014
Less: goodwill and other intangibles (10)	(22,795)	(22,528)	(22,529)	(22,505)	(21,515)
Tangible common stockholders' equity	$726,601	$809,345	$790,133	$776,563	$763,499
Total assets	7,805,836	7,638,399	7,489,305	7,532,844	7,751,098
Less: goodwill and other intangibles (10)	(22,795)	(22,528)	(22,529)	(22,505)	(21,515)
Tangible assets	$7,783,041	$7,615,871	$7,466,776	$7,510,339	$7,729,583
Common shares outstanding	34,350,822	35,883,320	37,487,339	37,562,792	37,921,961
Tangible common equity ratio	9.34%	10.63%	10.58%	10.34%	9.88%
Stockholders' book value per common share	$21.82	$23.18	$21.68	$21.27	$20.70
Tangible stockholders' book value per common share	$21.15	$22.55	$21.08	$20.67	$20.13

____________
(1)     The Company sold its Coral Gables headquarters for $135 million, with an approximate carrying value of $69.9 million at the time of sale and transaction costs of $2.6 million. The Company leased-back the property for an 18-year term. The provision for income tax expense includes around $16.1 million related to this transaction in the three months ended December 31, 2021.
(2)     Expenses incurred for actions designed to implement the Company’s strategy. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, decommissioning of legacy technologies, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(3) In the first quarter of 2022, includes expenses mainly in connection with restructuring of business lines and the outsourcing of certain human resources functions. In the second quarter of 2021, includes expenses in connection with the departure of the Company’s Chief Operating Officer and the elimination of various other support function positions, including the NY LPO. In all of the other periods shown, includes expenses related to the elimination of various support function positions.
(4) Contract termination and related costs associated with third party vendors resulting from the Company’s engagement of FIS.
(5) Includes: (i) expenses in connection with the engagement of FIS of $0.8 million, $0.5 million and $0.2 million in the three months ended March 31, 2022, December 31, 2021 and September 30, 2021, respectively; (ii) an aggregate of $0.3 million in connection with information technology projects, and certain search and recruitment expenses in the three months ended March 31, 2022, and (iii) expenses in connection with the Merger and related transactions of $0.6 million and $0.2 million in the three months ended December 31, 2021 and September 30, 2021, respectively.
(6) Expenses related to the lease termination of a branch in Fort Lauderdale, Florida in 2021 and in Wellington, Florida in 2022.
(7) Fair value adjustment related to the New York loan portfolio held for sale carried at the lower of cost or fair value.
(8) In the three months ended March 31, 2022 and 2021, amounts were calculated based upon the effective tax rate for the periods of 21.10% and 20.15%, respectively. For all of the other periods shown, amounts represent the difference between the prior and current period year-to-date tax effect.
(9) In the three months ended March 31, 2022, December 31, 2021, September 30, 2021 and June 30, 2021, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance share units (restricted stock and restricted stock units in the three months ended March 31, 2021). In all the periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(10)Other intangible assets consist of, among other things, mortgage servicing rights (“MSRs”) of $0.9 million, $0.6 million, $0.6 million and $0.5 million at March 31, 2022, December 31, 2021, September 30, 2021 and June 30 2021, respectively, and are included in other assets in the Company’s consolidated balance sheets. We had no MSRs at March 31, 2021.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$5,492,547	$56,338	4.16%	$5,475,207	$56,521	4.10%	$5,678,547	$52,771	3.77%
Debt securities available for sale (3)	1,170,491	7,378	2.56%	1,171,691	7,010	2.37%	1,207,764	6,495	2.18%
Debt securities held to maturity (4)	114,655	703	2.49%	121,842	745	2.43%	67,729	302	1.81%
Debt securities held for trading	35	1	11.59%	143	1	2.77%	104	1	3.90%
Equity securities with readily determinable fair value not held for trading	1,301	—	—%	17,138	59	1.37%	24,225	84	1.41%
Federal Reserve Bank and FHLB stock	51,505	546	4.30%	49,591	535	4.28%	63,781	625	3.97%
Deposits with banks	259,225	132	0.21%	155,479	58	0.15%	205,355	51	0.10%
Total interest-earning assets	7,089,759	65,098	3.72%	6,991,091	64,929	3.68%	7,247,505	60,329	3.38%
Total non-interest-earning assets less allowance for loan losses	616,872			537,549			498,754
Total assets	$7,706,631			$7,528,640			$7,746,259

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,556,480	$290	0.08%	$1,342,416	$208	0.06%	$1,258,301	$113	0.04%
Money market	1,253,293	734	0.24%	1,337,529	788	0.23%	1,236,026	966	0.32%
Savings	325,121	11	0.01%	327,090	11	0.01%	318,800	14	0.02%
Total checking and saving accounts	3,134,894	1,035	0.13%	3,007,035	1,007	0.13%	2,813,127	1,093	0.16%
Time deposits	1,295,278	4,281	1.34%	1,380,337	4,777	1.37%	1,956,559	7,360	1.53%
Total deposits	4,430,172	5,316	0.49%	4,387,372	5,784	0.52%	4,769,686	8,453	0.72%
Securities sold under agreements to repurchase	—	—	—%	55	—	—%	—	—	—%
Advances from the FHLB and other borrowings (5)	917,039	2,481	1.10%	863,137	1,805	0.83%	1,050,000	2,758	1.07%
Senior notes	58,934	942	6.48%	58,855	942	6.35%	58,618	942	6.52%
Subordinated notes	7,451	88	4.79%	—	—	—%	—	—	—%
Junior subordinated debentures	64,178	626	3.96%	64,178	618	3.82%	64,178	607	3.84%
Total interest-bearing liabilities	5,477,774	9,453	0.70%	5,373,597	9,149	0.68%	5,942,482	12,760	0.87%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,199,264			1,210,365			925,266
Accounts payable, accrued liabilities and other liabilities	231,088			133,927			93,450
Total non-interest-bearing liabilities	1,430,352			1,344,292			1,018,716
Total liabilities	6,908,126			6,717,889			6,961,198
Stockholders’ equity	798,505			810,751			785,061
Total liabilities and stockholders' equity	$7,706,631			$7,528,640			$7,746,259
Excess of average interest-earning assets over average interest-bearing liabilities	$1,611,985			$1,617,494			$1,305,023
Net interest income		$55,645			$55,780			$47,569
Net interest rate spread			3.02%			3.00%			2.51%
Net interest margin (6)			3.18%			3.17%			2.66%
Cost of total deposits (7)			0.38%			0.41%			0.60%
Ratio of average interest-earning assets to average interest-bearing liabilities	129.43%			130.10%			121.96%
Average non-performing loans/ Average total loans	0.71%			1.13%			1.54%

___________
(1)    Includes loans held for investment net of the allowance for loan losses and loans held for sale. The average balance of the allowance for loan losses was $67.5 million, $82.1 million, and $111.1 million in the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.The average balance of total loans held for sale was $137.7 million, $206.8 million, and $128 thousand in the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(2) Includes average non-performing loans of $39.2 million, $63.0 million and $89.2 million for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(3)    Includes nontaxable securities with average balances of $16.2 million, $17.7 million and $54.7 million for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively. The tax equivalent yield for these nontaxable securities was 2.81%, 1.79% and 3.80% for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively. In 2022 and 2021, the tax equivalent yields were calculated by assuming a 21% tax rate and dividing the actual yield by 0.79.

(4)    Includes nontaxable securities with average balances of $37.8 million, $44.3 million and $56.6 million for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively. The tax equivalent yield for these nontaxable securities was 3.67%, 3.06% and 2.40% for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021. In 2022 and 2021, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(5)    The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
(6)    NIM is defined as net interest income divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(7)    Calculated based upon the average balance of total noninterest bearing and interest bearing deposits.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%

Deposits and service fees	$4,620	32.9%	$4,521	5.9%	$4,106	29.0%
Brokerage, advisory and fiduciary activities	4,596	32.8%	4,987	6.5%	4,603	32.5%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	1,342	9.6%	1,366	1.8%	1,356	9.6%
Cards and trade finance servicing fees	590	4.2%	503	0.7%	339	2.4%
Loss on early extinguishment of FHLB advances, net	(714)	(5.1)%	—	—%	—	—%
Gain on sale of Headquarters Building (2)	—	—%	62,387	80.7%	—	—%
Securities gains (losses), net (3)	769	5.5%	(117)	(0.2)%	2,582	18.2%
Derivative losses, net (4)	(1,345)	(9.6)%	—	—%	—	—%
Loan-level derivative income (5)	3,152	22.5%	1,973	2.6%	232	1.6%
Other noninterest income (6)(7)	1,015	7.2%	1,670	2.0%	945	6.7%
Total noninterest income	$14,025	100.0%	$77,290	100.0%	$14,163	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable.
(2)    The Company sold its Coral Gables headquarters for $135 million, with an approximate carrying value of $69.9 million at the time of sale and transaction costs of $2.6 million. The Company leased-back the property for an 18-year term.
(3) Includes: (i) net gain on sale of debt securities of $49 thousand, $37 thousand and $2.9 million in the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively, and (iii) unrealized gains of $0.7 million in the three months ended March 31, 2022 and unrealized losses of $0.1 million and $0.4 million in the three months ended December 31, 2021 and March 31, 2021, respectively, related to the change in fair value of marketable equity securities. In addition, the three months ended December 31, 2021 includes a realized loss of $42 thousand on the sale of a mutual fund with a fair value of $23.4 million at the time of the sale.
(4) Unrealized losses related to uncovered interest rate swaps with clients.
(5)    Income from interest rate swaps and other derivative transactions with customers. In three months ended March 31, 2022 and December 31, 2021, the Company incurred in expenses related to derivative transactions with customers of $1.0 million and $0.7 million, respectively, which are included as part of noninterest expenses under professional and other services fees. We had no expenses associated with derivative transactions with customers in the three months ended March 31, 2021.
(6)    Includes mortgage banking revenue related to Amerant Mortgage of $0.8 million and $0.9 million in the three months ended March 31, 2022 and December 31 2021, respectively. Other sources of income in the periods shown include from foreign currency exchange transactions with customers and valuation income on the investment balances held in the non-qualified deferred compensation plan.
(7)    In the three months ended March 31, 2022, rental income associated with the subleasing of portions of the Company’s headquarters building is presented as a reduction to rent expense under lease agreements under occupancy and equipment cost. In all of the other periods shown rental income in connection with the previously-owned headquarters building is shown as part of other income.

Exhibit 5 - Noninterest Expense
This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$30,403	50.0%	$31,309	56.8%	$26,427	60.6%
Occupancy and equipment (2) (3)	6,725	11.1%	5,765	10.5%	4,488	10.3%
Professional and other services fees (4) (5)	7,182	11.8%	7,250	13.2%	3,784	8.7%
Telecommunications and data processing	4,038	6.6%	3,897	7.1%	3,727	8.5%
Depreciation and amortization (6)	1,152	1.9%	1,520	2.8%	1,786	4.1%
FDIC assessments and insurance	1,396	2.3%	1,340	2.4%	1,755	4.0%
Loans held for sale valuation expense (7)	459	0.8%	—	—%	—	—%
Advertising expenses	2,972	4.9%	1,463	2.7%	316	0.7%
Contract termination costs (8)	4,012	6.6%	—	—%	—	—%
Other operating expenses (9)	2,479	4.0%	2,544	4.5%	1,342	3.1%
Total noninterest expense (10)	$60,818	100.0%	$55,088	100.0%	$43,625	100.0%
___________
(1) Includes severance expense of $0.8 million and $0.3 million in the three months ended March 31, 2022 and December 31, 2021, respectively, mainly in connection with the restructuring of business lines and the elimination of certain support functions in the three months ended March 31, 2022 and with the elimination of various support function positions in the three months ended December 31, 2021. There were no significant severance expenses in the three months ended March 31, 2021.
(2) In the three months ended March 31, 2022 and December 31, 2021, includes $47 thousand and $0.5 million, respectively, related to the lease termination of a branch in Fort Lauderdale, Florida in 2021.
(3) In the three months ended March 31, 2022, rent expense under lease agreements is presented net of rental income associated with the subleasing of portions of the Company’s headquarters building. In all of the other periods shown rental income in connection with the previously-owned headquarters building is shown as part of other income.
(4) In the three months ended March 31, 2022, includes additional expenses of $1.2 million, including (i) $0.8 million related to the engagement of FIS; (ii) $0.2 million in connection with certain search and recruitment expenses, and (iii) $0.1 million of costs associated with the subleasing of the NY office space. In the three months ended December 31, 2021, includes additional expenses of $1.3 million mainly related to: (i) the Merger and related transactions, and (ii) $0.5 million related to the engagement of FIS.
(5) Other services fees include expenses of $1.0 million and $0.7 million in the three months ended March 31, 2022 and December 31, 2021, respectively, in connection with our loan-level derivative income generation activities. We had no expenses in connection with our loan-level derivative income generation activities in the three months ended March 31, 2021.
(6) In the three months ended December 31, 2021 and March 31, 2021, includes $0.2 million and $0.5 million, respectively, of depreciation expense associated with the headquarters building. No depreciation expense related to the headquarters building was recorded in the three months ended March 31, 2022 as this property was sold and leased-back in the fourth quarter of 2021.
(7) Valuation allowance as a result of fair value adjustment related to loans held for sale carried at the lower of fair value or cost.
(8) Contract termination and related costs associated with third party vendors resulting from the Company’s engagement of FIS.
(9) In all of the periods shown, includes charitable contributions, community engagement, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan.
(10)Includes $3.5 million and $3.3 million in the three months ended March 31, 2022 and December 31, 2021, respectively, related to Amerant Mortgage, primarily consisting of salaries and employee benefits, mortgage lending costs and professional and other services fees.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Assets
Cash and due from banks	$35,242	$33,668	$27,501	$45,198	$37,744
Interest earning deposits with banks	234,709	240,540	138,732	126,314	195,755
Restricted cash	6,243	—	—	—	—
Cash and cash equivalents	276,194	274,208	166,233	171,512	233,499
Securities
Debt securities available for sale	1,145,785	1,175,319	1,220,391	1,194,068	1,190,201
Debt securities held to maturity	112,008	118,175	130,543	93,311	104,657
Trading securities	—	—	194	198	—
Equity securities with readily determinable fair value not held for trading	13,370	252	23,870	23,988	23,965
Federal Reserve Bank and Federal Home Loan Bank stock	53,806	47,495	47,740	47,675	56,469
Securities	1,324,969	1,341,241	1,422,738	1,359,240	1,375,292
Loans held for sale, at lower of cost or fair value (1)	68,591	143,195	219,083	—	—
Mortgage loans held for sale, at fair value	17,108	14,905	5,812	1,775	1,044
Loans held for investment, gross	5,635,478	5,409,440	5,254,029	5,606,773	5,753,794
Less: Allowance for loan losses	56,051	69,899	83,442	104,185	110,940
Loans held for investment, net	5,579,427	5,339,541	5,170,587	5,502,588	5,642,854
Bank owned life insurance	224,348	223,006	221,640	220,271	218,903
Premises and equipment, net (2)	37,929	37,860	108,885	108,708	109,071
Deferred tax assets, net	22,119	11,301	9,861	13,516	15,607
Operating lease right-of-use assets (2)	139,477	141,139	51,530	52,519	54,507
Goodwill	19,506	19,506	19,506	19,506	19,506
Accrued interest receivable and other assets	96,168	92,497	93,430	83,209	80,815
Total assets	$7,805,836	$7,638,399	$7,489,305	$7,532,844	$7,751,098
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$1,318,294	$1,183,251	$1,210,154	$1,065,622	$977,595
Interest bearing	1,543,708	1,507,441	1,317,938	1,293,626	1,324,127
Savings and money market	1,581,412	1,602,339	1,655,495	1,682,619	1,494,227
Time	1,248,287	1,337,840	1,442,790	1,633,041	1,882,130
Total deposits	5,691,701	5,630,871	5,626,377	5,674,908	5,678,079
Advances from the Federal Home Loan Bank	980,047	809,577	809,095	808,614	1,050,000
Senior notes	58,973	58,894	58,815	58,736	58,656
Subordinated notes	29,156	—	—	—	—
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	64,178	64,178
Operating lease Liabilities (2)	135,651	136,595	48,709	49,627	50,747
Accounts payable, accrued liabilities and other liabilities	96,734	106,411	69,469	77,713	64,424
Total liabilities	7,056,440	6,806,526	6,676,643	6,733,776	6,966,084

Stockholders’ equity
Class A common stock	3,434	3,589	2,903	2,904	2,904
Class B common stock	—	—	847	853	892
Additional paid in capital	208,109	262,510	299,273	299,547	304,448
Retained earnings	565,963	553,167	489,854	472,823	456,861
Accumulated other comprehensive (loss) income	(24,424)	15,217	21,236	23,758	19,909
Total stockholders' equity before noncontrolling interest	753,082	834,483	814,113	799,885	785,014
Noncontrolling interest	(3,686)	(2,610)	(1,451)	(817)	—
Total stockholders' equity	749,396	831,873	812,662	799,068	785,014
Total liabilities and stockholders' equity	$7,805,836	$7,638,399	$7,489,305	$7,532,844	$7,751,098

__________

(1) Includes a $0.5 million valuation allowance as a result of fair value adjustment as of March 31, 2022.
(2) As of March 31, 2022 and December 31, 2021, includes the effect of the sale and lease back of the Company’s headquarters building in the fourth quarter of 2021.

Exhibit 7 - Loans
Loans by Type - Held For Investment

The loan portfolio held for investment consists of the following loan classes:

(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Real estate loans
Commercial real estate
Non-owner occupied	$1,570,006	$1,540,590	$1,593,664	$1,699,876	$1,713,967
Multi-family residential	540,726	514,679	504,337	658,022	722,783
Land development and construction loans	296,609	327,246	318,449	361,077	351,502
	2,407,341	2,382,515	2,416,450	2,718,975	2,788,252
Single-family residential	707,594	661,339	618,139	616,545	625,298
Owner occupied	927,921	962,538	936,590	943,342	940,126
	4,042,856	4,006,392	3,971,179	4,278,862	4,353,676
Commercial loans	1,093,205	965,673	910,696	1,003,411	1,104,594
Loans to financial institutions and acceptances	13,730	13,710	13,690	13,672	16,658
Consumer loans and overdrafts	485,687	423,665	358,464	310,828	278,866
Total loans	$5,635,478	$5,409,440	$5,254,029	$5,606,773	$5,753,794

Loans by Type - Held For Sale

The loan portfolio held for sale consists of the following loan classes:

(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Loans held for sale at the lower of cost or fair value
Real estate loans
Commercial real estate
Non-owner occupied	$46,947	$110,271	$160,034	$—	$—
Multi-family residential	20,796	31,606	57,725	—	—
	67,743	141,877	217,759	—	—
Single-family residential	—	—	—	—	1,044
Owner occupied	1,306	1,318	1,324	—	—
Total real estate loans	69,049	143,195	219,083	—	1,044
Less: valuation allowance	458	—	—	—	—
Total loans held for sale at the lower of cost or fair value (1)	68,591	143,195	219,083	—	1,044

Loans held for sale at fair value
Land development and construction loans	836	—	—	—	—
Single-family residential	16,272	14,905	5,812	1,775
Total loans held for sale at fair value (2)	17,108	14,905	5,812	1,775	—
Total loans held for sale (3)	$85,699	$158,100	$224,895	$1,775	$1,044
__________________
(1) During the three months ended March 31, 2022 and December 31, 2021, the Company sold $57.3 million and $49.4 million in loans held for sale carried at the lower of cost or estimated fair value related to the NY portfolio.
(2) Loans held for sale in connection with Amerant Mortgage ongoing business.
(3) Remained current and in accrual status at each of the periods shown.

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans and other real estate owned, or OREO, at the dates presented. Non-performing loans consist of (i) nonaccrual loans; (ii) accruing loans 90 days or more contractually past due as to interest or principal; and (iii) restructured loans that are considered TDRs.

(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Non-Accrual Loans(1)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$12,825	$7,285	$28,507	$48,347	$8,515
Multi-family residential	—	—	—	9,928	11,369
	12,825	7,285	28,507	58,275	19,884
Single-family residential	3,717	5,126	6,344	7,174	10,814
Owner occupied	10,770	8,665	11,040	11,277	12,527
	27,312	21,076	45,891	76,726	43,225
Commercial loans (2) (3)	19,178	28,440	36,500	43,876	45,282
Consumer loans and overdrafts	468	257	353	198	270
Total Non-Accrual Loans	$46,958	$49,773	$82,744	$120,800	$88,777

Past Due Accruing Loans(4)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$—	$—	$—	$—	$743
Single-family residential	—	—	4	20	—
Owner occupied	—	—	—	—	—
Commercial	—	—	—	295	—
Consumer loans and overdrafts	10	8	1	4	3
Total Past Due Accruing Loans	10	8	5	319	746
Total Non-Performing Loans	46,968	49,781	82,749	121,119	89,523
Other Real Estate Owned	9,720	9,720	9,800	400	400
Total Non-Performing Assets	$56,688	$59,501	$92,549	$121,519	$89,923

__________________
(1)    Includes loan modifications that met the definition of TDRs which may be performing in accordance with their modified loan terms. As of March 31, 2022, December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021, non-performing TDRs include $8.6 million, $9.1 million, $9.3 million, $9.6 million and $9.8 million, respectively, in a multiple loan relationship to a South Florida borrower.
(2)    As of March 31, 2022, December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021, includes $9.1 million, $9.1 million, $13.9 million, $19.6 and $19.6 million, respectively, in a commercial relationship placed in nonaccrual status during the second quarter of 2020. During the third quarters of 2021 and 2020, the Company charged off $5.7 million and $19.3 million, respectively, against the allowance for loan losses as result of the deterioration of this commercial relationship. In addition, in connection with this loan relationship, the Company collected a partial principal payment of $4.8 million in the fourth quarter of 2021.
(3)    In the first quarter of 2022, the Company collected a partial payment of around $9.8 million on one commercial nonaccrual loan of $12.4 million. Also, in the first quarter of 2022, the Company charged-off the remaining balance of this loan of $2.5 million against its specific reserve at December 31, 2021.
(4)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This table shows the Company’s loans by credit quality indicators. We have no purchased credit-impaired loans.

	March 31, 2022				December 31, 2021				March 31, 2021
(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$3,221	$11,522	$1,303	$16,046	$34,205	$5,890	$1,395	$41,490	$45,206	$5,684	$3,576	$54,466
Multi-family residential	—	—	—	—	—	—	—	—	—	11,369	—	11,369
Land development and construction loans	—	—	—	—	—	—	—	—	—	—	—	—
	3,221	11,522	1,303	16,046	34,205	5,890	1,395	41,490	45,206	17,053	3,576	65,835
Single-family residential	—	3,812	—	3,812	—	5,221	—	5,221	—	10,814	—	10,814
Owner occupied	7,383	10,862	—	18,245	7,429	8,759	—	16,188	21,045	12,627	—	33,672
	10,604	26,196	1,303	38,103	41,634	19,870	1,395	62,899	66,251	40,494	3,576	110,321
Commercial loans (2)	25,545	18,519	1,989	46,053	32,452	20,324	9,497	62,273	43,313	21,045	25,917	90,275
Consumer loans and overdrafts	—	468	—	468	—	270	—	270	—	298	—	298
	$36,149	$45,183	$3,292	$84,624	$74,086	$40,464	$10,892	$125,442	$109,564	$61,837	$29,493	$200,894

__________
(1) There were no loans categorized as “Loss” as of the dates presented.
(2) Loan balances as of March 31, 2022 and December 31, 2021 include $9.1 million in a commercial relationship placed in nonaccrual status and downgraded during the second quarter of 2020 ($19.6 million at March 31, 2021). As of March 31, 2022 and December 31, 2021, Substandard loans include $7.9 million and $4.9 million, respectively and doubtful loans include $1.2 million and $4.2 million, respectively, related to this commercial relationship (Substandard loans include $7.3 million and doubtful loans include $12.3 million at March 31, 2021). During the third quarters of 2021 and 2020, the Company charged off $5.7 million and $19.3 million, respectively, against the allowance for loan losses as result of the deterioration of this commercial relationship. In addition, in connection with this loan relationship, the Company collected a partial principal payment of $4.8 million in the fourth quarter of 2021.

Exhibit 8 - Deposits by Country of Domicile
This table shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Domestic	$3,180,112	$3,137,258	$3,090,563	$3,140,541	$3,175,522
Foreign:
Venezuela	2,004,305	2,019,480	2,054,149	2,075,658	2,088,519
Others	507,284	474,133	481,665	458,709	414,038
Total foreign	2,511,589	2,493,613	2,535,814	2,534,367	2,502,557
Total deposits	$5,691,701	$5,630,871	$5,626,377	$5,674,908	$5,678,079